EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of October 16, 2020, by and among Paya Holdings, Inc. ("Parent"), Paya, Inc., Delaware corporation (f/k/a Sage Payment Solutions, Inc., “Employer”) and Christine Scappa (“Executive”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 4 of this Agreement, or if not defined herein, the meanings in the LLC Agreement.

Employer, Executive and GTCR-Ultra Holdings, LLC, a Delaware limited liability company (the “Company”) are party to a Senior Management Agreement, dated as of August 1, 2017 (the “Original Senior Management Agreement”), and concurrently with entering into this Agreement, the Company and Executive are amending and restating the Original Senior Management Agreement (the “A&R Senior Management Agreement”) to remove Employer as a party and to remove the employment-related provisions as provided therein.

In conjunction with the execution of the A&R Senior Management Agreement, Employer and Executive mutually desire to enter into an agreement containing the terms and conditions pursuant to which Employer will continue to employ Executive.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.Employment. Employer agrees to continue to employ Executive, and Executive accepts such continued employment, for the period beginning on the date of the Original Senior Management Agreement and ending upon Executive’s separation pursuant to Section 1(b) (the “Employment Period”). Such continued employment shall be deemed a continuation of the employment of Executive by Employer pursuant to the Original Senior Management Agreement, and the transition of such employment from the Original Senior Management Agreement to this Agreement shall not be deemed a Separation.

(a)Position and Duties.

(i)During the Employment Period, Executive shall serve as the Senior Vice President of Operations of Parent, and its Subsidiaries (including Employer and any entities created and/or acquired after the date of this Agreement) and shall have the normal duties, responsibilities and authority implied by such position, and such other duties as are reasonably directed by the President, Chief Executive Officer (“CEO”) and/or the board of directors of Parent (the “Board”), subject in each case to the power of the President, CEO and the Board and the board of directors of Employer to expand, limit or otherwise alter such duties, responsibilities, positions and authority and to otherwise override actions of officers.

(ii)Executive shall devote Executive’s best efforts and Executive’s full business time and attention to the business and affairs of Parent, Employer and the other Subsidiaries of Parent.

(iii)The Parties acknowledge and agree that as of the date hereof Executive serves those certain companies set forth on Exhibit A attached hereto in the positions set forth thereon. Executive shall not provide any services to any company set forth on Exhibit A that would conflict with her obligations hereunder and Executive shall not provide any services (whether as an employee, director, consultant or otherwise) to any additional company without the prior written consent of the Board; provided that such consent shall not be unreasonably withheld.

(b)Salary, Bonus and Benefits. During the Employment Period, Employer will pay Executive a base salary at the same rate as in effect on the date hereof under the terms set forth in the Original Senior Management Agreement, i.e.. $252,144 (the "Annual Base Salary"). For each fiscal year of the Employer ending during the Employment Period, Executive shall be eligible for an annual target bonus of 80% of the Annual Base Salary (the “Target Bonus”) based upon the performance of Executive and the achievement by Parent, Employer and the other Subsidiaries of Parent of financial, operating and other objectives set by the Board. The Annual Base Salary and the financial, operating and other objectives set forth above shall be reviewed annually by the Board. In addition, during the Employment Period, Executive will be entitled to such other benefits as are approved by the Board and made generally available to all senior management of Parent and Employer.

(c)Separation. The Employment Period will continue until (i) Executive’s resignation with or without Good Reason, death or Disability or (ii) the Board terminates Executive’s employment with or without Cause. If Executive’s employment is terminated by resignation of Executive with Good Reason pursuant to clause (i) of the immediately preceding sentence or by the Board without Cause pursuant to clause (ii) of the immediately preceding sentence, then during the Restricted Period, (x) Employer shall pay to Executive her Annual Base Salary for such period, payable in equal installments on Employer’s regular salary payment dates as in effect on the date of the Separation (the “Severance Payments”). In the event that Executive is terminated without Cause or resigns for Good Reason following the end of any fiscal year but prior to the payment of the Target Bonus related to such fiscal year (if any), Executive shall be eligible to receive such Target Bonus in the same amount and on the same payment schedule as if the Executive had not been so terminated. Notwithstanding anything herein to the contrary, (A) Executive shall not be entitled to receive any payments or other benefits pursuant to this Section 1(b) unless Executive has executed and delivered to Employer a general release in form attached hereto as Exhibit B (“Release”) (and such Release is in full force and effect and has not been revoked), which Release shall be delivered by Executive within seven calendar days after Executive’s Separation and (B) Executive shall be entitled to receive such payments only so long as Executive has not breached any of the provisions of such Release, Section 2 or Section 3. Executive shall not be entitled to any further payments from Parent, Employer or their Affiliates, nor shall they have any further liability to Executive, except as expressly set forth in this Section 1(b). Notwithstanding any other provisions of this Agreement, if following the termination of Executive’s employment Executive is entitled to payments or other benefits under this Section 1(b), but within the first six months after termination of the Employment Period, the Company determines that Cause with respect to Executive exists or existed on, prior to or after such termination, then (i) Executive will not be entitled to any payments pursuant to this Section 1(b),
(ii) any and all payments to be made by the Company will cease and (iii) Executive will immediately return to the Company any such payments previously made to Executive pursuant to this Section 1(b). Upon any Separation, Employer will notify the Company of such Separation and the circumstances of such Separation.

(d)Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or otherwise be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be either exempt from or in compliance therewith. In no event whatsoever shall Parent or Employer be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then any payment under Section 1 that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” shall not be made until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 1(d) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” (within the meaning of Section 409A) upon or following a termination of employment unless such termination is also a “separation from service” from Parent and Employer within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” (within the meaning of Code Section 409A) be subject to offset by any other amount unless otherwise permitted by Code Section 409A. To the extent that any reimbursement of expenses or in-kind benefits constitute “nonqualified deferred compensation” (within the meaning of Section 409A), such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred, the amount of any expenses reimbursed or in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits provided in any subsequent year (other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code), and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (A) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes her acceptance of the Release thereafter, she shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (B) in any case where the date of termination of employment and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as “nonqualified deferred compensation” (within the meaning of Section 409A) shall be made in the later taxable year. For purposes of this Section 1(d) “Release Expiration Date” shall mean the date that is 31 days following the date of Executive’s termination of employment, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 55 days following the date of Executive’s termination of employment. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 1(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to clause
(B)of this Section 1(d), on the first payroll period to occur in the subsequent taxable year, if later.

2.Confidential Information.

(a)Obligation to Maintain Confidentiality. Executive acknowledges that the information, observations and data (including trade secrets) obtained by Executive while employed by Employer both before and after the date of this Agreement concerning the business or affairs of Parent, Employer and their respective Subsidiaries and Affiliates (“Confidential Information”) are the property of Parent, Employer or such Subsidiaries and Affiliates, including information concerning acquisition targets and opportunities in or reasonably related to Parent’s and Employer’s business or industry of which Executive becomes aware during the Employment Period. Therefore, Executive agrees that Executive will not disclose to any unauthorized Person or use for Executive’s own purposes any Confidential Information or any Third Party Information without the prior written consent of the Board, unless and to the extent that the Confidential Information or Third Party Information, (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or a court order or decree (in which case Executive shall give prior written notice to Parent of such disclosure). Executive shall deliver to Employer at a Separation, or at any other time Employer may request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Third Party Information, Work Product (as defined below) or the business of Parent, Employer and their respective Subsidiaries and Affiliates (including all acquisition prospects, lists and contact information) which she may then possess or have under Executive’s control.

(b)Ownership of Property. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to Parent’s, Employer’s or any of their respective Subsidiaries’ or Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by Parent, Employer or any of their respective Subsidiaries or Affiliates (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to Parent, Employer or such Subsidiary or

Affiliate, and Executive hereby assigns, and agrees to assign, all of the above Work Product to Parent, Employer or to such Subsidiary or Affiliate. Any copyrightable work prepared in whole or in part by Executive in the course of Executive’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and Parent, Employer or such Subsidiary or Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to Parent, Employer or such Subsidiary or Affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm Parent’s, Employer’s or such Subsidiary’s or Affiliate’s ownership (including assignments, consents, powers of attorney, and other instruments).

(c)Third Party Information. Executive understands that Parent, Employer and their respective Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Parent’s, Employer’s and their respective Subsidiaries and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 2(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of Parent, Employer or their respective Subsidiaries and Affiliates who need to know such information in connection with their work for Parent, Employer or their respective Subsidiaries and Affiliates) or use, except in connection with Executive’s work for Parent, Employer or their respective Subsidiaries and Affiliates, Third Party Information unless expressly authorized by a member of the Board (other than Executive) in writing.

(d)Use of Information of Prior Employers. During the Employment Period, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of Parent, Employer or any of their respective Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. Executive will use in the performance of Executive’s duties only information which is (i) generally known and used by persons with training and experience comparable to Executive’s and which is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) is otherwise provided or developed by Parent, Employer or any of their respective Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person.

(e)Continuation of Terms. Notwithstanding anything in this Agreement to the contrary, the parties hereto expressly acknowledge and agree that the terms, conditions, obligations and covenants set forth in this Section 2 are a continuation without interruption, lapse, reprieve, gap or modification of any kind of the terms, conditions, obligations and covenants set forth in Section 6 of the Original Senior Management Agreement.

(f)Whistleblower Protections. Notwithstanding anything to the contrary contained herein, no provision of this Agreement will be interpreted so as to impede Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General of any United States federal agency, or making other disclosures under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive will not be required to notify the Company that such reports or disclosures have been made.

(g)Trade Secrets. An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

3.Other Covenants. Executive acknowledges that in the course of her employment with Employer she will become familiar with Parent’s, Employer’s and their respective Subsidiaries’ trade secrets and with other Confidential Information concerning Parent, Employer and such Subsidiaries and that her services will be of special, unique and extraordinary value to Parent, Employer and such Subsidiaries. Executive understands and agrees that without her employment by Employer, she would not have access or exposure to this Confidential Information or these acquisition opportunities and other business relationships. Executive further understands and agrees that this confidential information and these acquisition opportunities and other business relationships take a long time to develop and are the product of substantial investment by Parent, Employer and their respective Subsidiaries. Executive understands and agrees that Parent, Employer and their respective Subsidiaries have a legitimate and protectable interest in protecting its confidential information and its customer, referral source, employee, and other business relationships and that this Section 3 is intended to protect those interests. Therefore, Executive agrees that, without limiting any other obligation pursuant to this Agreement:

(a)Noncompetition. During the Employment Period and the Restricted Period, Executive shall not engage in any Competitive Activities. For purposes of this Agreement, “Competitive Activities” means Executive engaging, or Executive causing or directing any Person (including, without limitation, any division, group or franchise of a larger organization) to engage, directly or indirectly, as a principal, agent, shareholder, investor, employer, partner, director, officer, employee, consultant, member, joint venturer, manager, lender, consultant, operator, or in any capacity whatsoever (other than as a customer), in any business in which Parent, Employer or any of their respective Subsidiaries is engaged or any other business for which Employer, Parent or any of their respective Subsidiaries has a Bona Fide Interest (as defined below), including, without limitation, any merchant acquirer or payment card processing business, including: (i) any business that conducts electronic card and check processing and settlement or ACH payment processing, (ii) any business engaged in the delivery of ancillary payment products and solutions, or (iii) any independent sales organizations (the “Business”), within the United States or any other jurisdiction in which Employer, Parent or any of their respective Subsidiaries engages in business or for which Employer, Parent or any of their respective Subsidiaries has a Bona Fide Interest (whether such business is located in the United States or such other jurisdiction or markets to customers located within the United States or such other jurisdiction); provided that Competitive Activities shall not include Executive being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation. As used herein, a “Bona Fide Interest” means a bona fide interest or expectancy relating to the acquisition of such business by Employer, Parent or any of their respective Subsidiaries, as evidenced by appropriate written documentation (for example, a term sheet or letter of intent or emails or other written records that evidence that the parties have an interest or expectancy and have had discussions relating to such acquisition) or discussions indicating an intent to pursue such acquisition transaction (except that, with respect to the portion of the Restricted Period following the Employment Period, the bona fide interest or expectancy is measured as of the time immediately preceding the Separation).

(b)Non-Solicitation; No-Hire. During the Restricted Period, Executive shall not, and shall cause all of Executive’s Affiliates not to, directly or indirectly through another entity
(i)induce or attempt to induce any employee of Parent, Employer or any of their respective Subsidiaries to leave the employ of Parent, Employer or any of their respective Subsidiaries, or in any way interfere with the relationship between Parent, Employer or any of their respective Subsidiaries and any employee thereof (other than in the course of carrying out Executive’s duties and responsibilities during the Employment Period), (ii) hire any employee of Parent, Employer or any of their respective Subsidiaries or hire any former employee of Parent, Employer or any of their respective Subsidiaries, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of Parent, Employer or any of their respective Subsidiaries to cease doing business with Parent, Employer or such Subsidiary or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Parent, Employer or any such Subsidiary, (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of Parent, Employer or any of their respective Subsidiaries and with which Parent, Employer or any of their respective Subsidiaries has entertained discussions or has requested and received information relating to the acquisition of such business by Parent, Employer or any of their respective Subsidiaries at any time within the two- year period immediately preceding a Separation (an “Acquisition Target”) or (v) provide services to any entity that acquires or attempts to acquire any Acquisition Target.

(c)Nondisparagement. During the Employment Period and thereafter, Executive shall not directly or indirectly through another entity make any public statement that is intended to or could reasonably be expected to disparage Parent, Employer or their respective affiliates or any of their respective businesses, products, services, equityholders, directors, managers, officers or employees.

(d)Enforcement. If, at the time of enforcement of Section 2 or this Section 3, a court holds that the restrictions stated herein are unreasonable under circumstances then existing,

the parties hereto agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated period or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration and scope permitted by law. Because Executive’s services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, Parent, Employer, their respective Subsidiaries and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In the event that Executive breaches any provision of this Section 3, then the Restricted Period shall be extended for a period of time equal to the period of time during which such breach occurred and, in the event that Parent, Employer or any of their Subsidiaries is required to seek relief from such breach in any court, then the Restricted Period shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

(e)Additional Acknowledgments. Executive acknowledges that the provisions of this Section 3 are in consideration of: (i) employment with Employer, and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 2 and this Section 3 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (x) that the business of Parent, Employer and their respective Subsidiaries will be conducted throughout the United States and other jurisdictions where Parent, Employer or any of their respective Subsidiaries conduct business during the Employment Period, (y) notwithstanding the state of organization or principal office of Parent, Employer or any of their respective Subsidiaries, or any of their respective executives or employees (including Executive), it is expected that Parent, Employer and their respective Subsidiaries will have business activities and have valuable business relationships within its industry throughout the United States and other jurisdictions where Parent, Employer or any of their respective Subsidiaries conduct business during the Employment Period, and (z) as part of Executive’s responsibilities, Executive will be traveling throughout the United States and other jurisdictions where Parent, Employer or any of their respective Subsidiaries conduct business during the Employment Period in furtherance of Employer’s business and its relationships. Executive agrees and acknowledges that the potential harm to Parent, Employer and their respective Subsidiaries of the non-enforcement of any provision of Section 2 or this Section 3 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that she has carefully read this Agreement and consulted with legal counsel of Executive’s choosing regarding its contents, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of Parent, Employer and their respective Subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter and time period.

(f)Choice of Law. Executive agrees and acknowledges that this Section 3 shall be governed by the laws of the State of Delaware without regard to conflict of laws provisions and may not be modified except as set forth in Section 6(j).

GENERAL PROVISIONS

4.Definitions.

“Cause” means (a) Executive being named as a defendant in any criminal proceedings being charged with a felony or a crime involving moral turpitude, and as a result of being named as a defendant, the operations, financial condition, or reputation of Parent, Employer or any of their respective Subsidiaries are materially injured, or Executive being convicted of a felony or crime involving moral turpitude, (b) the commission of any other act or omission involving material dishonesty or fraud with respect to Parent, Employer or any of their respective Subsidiaries or any of their customers, vendors or employees, (c) substantial and repeated failure to perform duties of the office held by Executive as reasonably directed by the Board (other than as a result of Executive’s Disability), (d) gross negligence or willful misconduct with respect to Parent, Employer or any of their respective Subsidiaries or any of their customers, vendors or employees, (e) conduct which could reasonably be expected to bring Parent, Employer or any of their respective Subsidiaries into substantial public disgrace or disrepute, (f) any breach by Executive of Section 2 or Section 3 and/or (g) a failure to observe policies or standards regarding employment practices (including nondiscrimination and sexual harassment policies) as approved by the Board from time to time. In the event that Employer seeks to invoke clauses (c), (d), or (e) above as the basis for termination for Cause, Executive will be given not less than thirty (30) days’ advanced written notice by Employer (within ninety (90) days of the date Employer first has knowledge of such conduct constituting Cause) of Employer’s intention to terminate employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period only if Employee has not fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

“Disability” means the disability of Executive caused by any physical or mental injury, illness or incapacity as a result of which Executive is, or is reasonably expected to be, unable to effectively perform the essential functions of Executive’s duties for a substantially continuous period of more than 120 days or for any 180 days (whether or not continuous) within a 365 day period, as determined by the Board in good faith.

“Good Reason” means (a) a reduction in Executive’s then effective Annual Base Salary, (b) a material diminution in Executive’s title, roles or responsibilities, (c) moving Executive’s principal office or principal place of performance of services to a location more than fifty (50) miles from its then current location or (d) the assignment of duties to Executive materially inconsistent with Executive’s position, in each case, without the prior written consent of Executive; provided that, in order for an event to constitute Good Reason for any purpose hereunder, Executive must, within 15 days after Executive obtains actual knowledge of the occurrence of such event, deliver a written notice to Parent of Executive’s resignation that specifies the event to which she is objecting, which resignation shall be effective on the 30th day following Parent’s receipt of such notice (or such earlier date as may be chosen by Parent), and, even if such notice is timely delivered, such event shall not constitute Good Reason for any purpose hereunder (and such resignation shall not be effective, unless otherwise elected by either Parent or Executive prior to the 30th day following Parent’s receipt of such notice) the Employer causes such condition giving rise to Good Reason to be cured within 30 days following Parent’s receipt of Executive’s written notice.

“LLC Agreement” means the Limited Liability Company Agreement of the Company, as amended or modified from time to time in accordance with its terms.

“Parent” means Paya Holdings, Inc., a Delaware corporation.

“Restricted Period” means the one-year period commencing on the date of the termination of the Employment Period. Notwithstanding the foregoing, the Company or Employer may elect, on or prior to the 15th day following the date of Separation, to reduce the Restricted Period to any period of less than one year so long as the Restricted Period is not less than the six month period commencing at the date of termination of the Employment Period. For the avoidance of doubt, the maximum Restricted Period shall be a one-year period commencing on the date of termination of the Employment Period.

“Separation” means Executive ceasing to be employed by any of Parent, Employer and their respective Subsidiaries for any reason.

5.Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges prepaid), (c) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (d) telecopied or emailed to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied or emailed before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:

If to Parent or Employer:

c/o Paya, Inc.
303 Perimeter Center North Suite 600
Atlanta, GA 30346
Email: jeff.hack@paya.com Attention: Jeffrey Hack

with a copy to:

Kirkland & Ellis LLP 300 North LaSalle
Chicago, Illinois 60654
Facsimile: (312) 862-2200
Email:    mark.fennell@kirkland.com
christopher.thomas@kirkland.com

Attention:    Mark A. Fennell, P.C.
Christopher M. Thomas, P.C.
If to Executive:

Christine Scappa 202 W. Cameron Rd.
Falls Church, VA 22046

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

6.General Provisions.

(a)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)Entire Agreement. This Agreement, those documents expressly referred to herein or the forms of which are attached hereto and other documents of even date herewith embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way, including any Summary of Terms.

(c)Descriptive Headings; Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. The use of the words “or,” “either,” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(d)Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

(e)Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, Parent, Employer and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assigned or delegated.

(f)Applicable Law. Except as set forth in Section 3(f), this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(g)Jurisdiction; Venue; Service of Process. Each party hereto agrees that it must bring any action between the parties hereto arising out of or related to this Agreement in the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (the “Delaware Federal Court”) or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”), and, solely with respect to any such action (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (d) agrees that service of any process, summons, notice or document pursuant to Section 5 shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.

(h)MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES HERETO WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES HERETO DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.

(i)Executive’s Cooperation. During the Employment Period and thereafter, Executive shall reasonably cooperate with Parent, Employer and their respective Subsidiaries and Affiliates in any disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Parent (including Executive being available to Parent upon reasonable notice for interviews and factual investigations, appearing at Parent’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Parent all pertinent information and turning over to Parent all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event Parent requires Executive’s cooperation in accordance with this paragraph after the Employment Period, Employer shall reimburse Executive for reasonable travel expenses (including lodging and meals, upon submission of receipts).

(j)Remedies. Each of the parties to this Agreement shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(k)Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of Parent, Employer and Executive. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition. The waiver by any party of a breach of any covenant, duty, agreement, or condition of this Agreement of any other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

(l)Insurance. Parent or Employer, at its discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

(m)Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which Parent’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(n)Indemnification and Reimbursement of Payments.

(i)Parent, Employer and their respective Subsidiaries shall be entitled to deduct or withhold from any amounts owing from Parent, Employer or any of their respective Subsidiaries to Executive (including withholding shares or other equity securities in the case of issuances of equity by Parent, Employer or any of their respective Subsidiaries) any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from Parent, Employer or any of their respective Subsidiaries or Executive’s ownership interest in Parent, including wages, bonuses, distributions, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity. In the event any such deductions or withholdings are not made, Executive shall indemnify Parent, Employer and each of their respective Subsidiaries for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

(ii)Executive shall follow Employer’s reasonable instructions designed to ensure that she complies with any legally enforceable restrictions between Executive and a former employer. Conditioned on Executive’s compliance with the immediately preceding sentence, Employer agrees, to the fullest extent permitted by law, to defend and indemnify Executive from and against any loss, liability, claim or expense (including attorneys’ fees) which Executive may suffer, sustain or become subject to, as a result of any claims, actions or causes of action brought by Executive’s former employer relating to Executive’s employment by, or activities conducted at the request of, Employer, after the date hereof; provided that Executive shall not be entitled to indemnification by Employer hereunder to the extent that such claims, action, or causes of action relate to any theft of confidential or trade secret information belonging to Executive’s former employer, Executive having represented and warranted to Employer that she possesses no such information and will use no such information on behalf of Employer.

(iii)Should Executive’s former employer make a claim against Executive based on activities that occur after the date hereof, Employer shall have the right to assume control of Executive’s defense in the matter and to select counsel to represent Executive in the matter. Executive shall not be entitled to indemnification with respect to any settlement entered into without the prior written consent of Employer. Employer shall obtain the prior written consent of Executive (which shall not be unreasonably withheld) before entering into any settlement of a claim if such settlement does not expressly and unconditionally release Executive with respect to such claim.

(iv)During the Employment Period, Parent will maintain a customary director and officer insurance policy including coverage for acts committed by Executive.

(o)Termination. This Agreement (except for the provisions of Sections 1(a) and 1(b)) shall survive a Separation and shall remain in full force and effect after such Separation.

(p)Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf), or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties hereto. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(q)No Third-Party Beneficiaries. Except as expressly provided herein, no term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person not a party hereto, and no such other Person shall have any right or cause of action hereunder.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

PAYA HOLDINGS, INC.

By:
Name: Jeffrey Hack
Its: Chief Executive Officer

PAYA, INC.

By:     Name: Jeffrey Hack
Its: Chief Executive Officer

EXECUTIVE

Christine Scappa

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

PAYA HOLDINGS, INC.

By:     Name:
Its:

PAYA, INC.

By:     Name: Jeffrey Hack
Its: Chief Executive Officer

EXECUTIVE

_________________________________ Christine Scappa

EXHIBIT A

Executive’s Board Seats and Non-Employee Advisory Roles

Company	Position

EXHIBIT B

RELEASE

This Release Agreement (this “Release”), is entered into as of [ ], 20[ ], by the undersigned (“Executive”) and is given in consideration for the promises and payments contained in the Employment Agreement, dated October 16, 2020 (as amended, the “Employment Agreement”), by and between Paya Holdings, Inc., a Delaware corporation (“Parent”), Paya, Inc., Delaware corporation (f/k/a Sage Payment Solutions, Inc., “Employer”) and Executive. Capitalized terms used in this Agreement without definition shall have the meanings ascribed thereto in the Employment Agreement. Executive agrees as follows:

1.Release by Executive. Executive, on her own behalf and on behalf of her descendants, dependents, heirs, executors, administrators, assigns and successors and anyone else claiming through him (the “Executive Parties”), and each of them, hereby releases and discharges and covenants not to sue Parent, Employer and each of their respective divisions, Subsidiaries, parents or Affiliates, past and present, and each of them, as well as their respective assignees, predecessors, successors, directors, officers, stockholders, equityholders, partners, members, representatives, attorneys, agents or employees, past or present, and all persons acting by, through, under or in concert with any of them (individually and collectively, the “Company Parties”), from and with respect to any and all liabilities, claims, causes of action, agreements, obligations, demands, liens, charges, suits, complaints, grievances, contracts, promises, costs, losses, damages, injuries, attorneys’ fees and other legal responsibilities, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Company Parties relating to Executive’s employment with Employer and/or the termination thereof committed or omitted on or prior to the date of this Release, including, without limiting the generality of the foregoing, any claim under the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the Sarbanes-Oxley Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act, the Virginians with Disabilities Act, the Virginia Human Rights Act, the Virginia Equal Pay Act, the Virginia Genetic Testing Law, the Virginia Occupational Safety and Health Act, the Virginia Minimum Wage Act, the Virginia Payment of Wage Law, the Virginia Right to Work Law, all as amended, and/or any other federal, state or local law, regulation or ordinance relating to employment, including, without limiting the generality of the foregoing, all wrongful termination and “constructive discharge” claims, all discrimination claims, all claims relating to any contracts of employment, whether express or implied, any covenant of good faith and fair dealing with respect to employment, whether express or implied, and any tort of any nature with respect to employment, and for any relief relating to employment, no matter how denominated, including but not limited to wages, back pay, front pay, benefits, compensatory, liquidated or punitive damages and attorneys’ fees (collectively, the “Claims”): provided, however, that the foregoing release does not apply to any obligation of Employer to Executive with respect to: (a) rights under Section 1(c) of the Employment Agreement and (b) any rights as an equityholder of Parent or its Subsidiaries. In addition, this Release does not cover any Claim for breach or enforcement of this Release or related to vested benefits under ERISA, to workers’ compensation benefits, to defense or indemnity under the Employment Agreement, the organizational documents or other governing documents of

Parent or its Affiliates or under applicable law, to coverage under any applicable insurance policy, any statutory or contractual rights to indemnification or exculpation or any other Claim that may not be released as a matter of applicable law. In addition, this Release will not prevent Executive from (i) filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) or (ii) reporting possible violations of federal law or regulation to, otherwise communicating with or participating in any investigation or proceeding that may be conducted by, or providing documents and other information, without notice to Employer, to, any Governmental Agency or entity, including in accordance with the provisions of and rules promulgated under Section 2IF of the Exchange Act or Section 806 of the Sarbanes- Oxley Act of 2002, as each may have been amended from time to time, or any other whistleblower protection provisions of state or federal law or regulation. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies; provided, however, that Executive acknowledges and agrees that any Claim by him, or brought on her behalf, for damages in connection with such a charge or investigation filed with the Equal Employment Opportunity Commission would be and hereby is barred.

2.ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release, she is waiving any and all rights or claims that she may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”). which have arisen on or before the date of execution of this Release. Executive further expressly acknowledges and agrees that:

(a)In return for this Release, she will receive consideration beyond that which she was already entitled to receive before entering into this Release;

(b)He is hereby advised in writing by this Release to consult with an attorney before signing this Release;

(c)He was given a copy of this Release on [    ], and informed that she had twenty-one (21) days within which to consider this Release and that if she wished to execute this Release prior to expiration of such twenty-one (21)-day period, she should execute the Acknowledgement and Waiver attached hereto as Schedule A;

(d)Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(e)She was informed that she has seven (7) days following the date of execution of this Release in which to revoke this Release, and this Release will become null and void if Executive so elects revocation during that time. Any revocation must be in writing and must be received by Employer during the seven (7)-day revocation period. In the event that Executive exercises her right of revocation, neither Employer nor Executive will have any obligations under this Release.

3.Non-Admission. This Agreement shall not in any way be construed as an admission by Employer that it has acted wrongfully with respect to Executive or any other person, or that Executive has have any rights whatsoever against Employer.

4.No Transferred Claims; No Previous Claims. Executive represents and warrants to Employer, that she has not heretofore assigned or transferred to any person not a party to this Release any released matter or any part or portion thereof. Executive represents and covenants that she has not filed, initiated or caused to be filed or initiated any Claim released hereunder against Employer or any of the other Company Parties.

5.Miscellaneous. The following provisions shall apply for purposes of this Release:

(a)Voluntary Release. Executive agrees that she has carefully read this Release and knows its contents, and that she signs this Release voluntarily, with a full understanding of its significance, and intending to be bound by its terms.

(b)Section Headings. The section headings contained in this Release are for reference purposes only and shall not affect in any way the meaning or interpretation of this Release.

(c)Governing Law. This Release shall be governed by and construed in accordance with the internal laws of the State of Virginia, without regard to the principles of conflicts of law thereof (to the extent that the application of the laws of another jurisdiction would be required thereby).

(d)Amendments: Waivers. This Release may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Executive and Employer or, in the case of a waiver, by the party waiving compliance.

(e)Disputes. Any controversy arising out of or relating to this Release shall be resolved pursuant to the provisions of the Employment Agreement, including, but not limited to, Section 6 thereof.

(f)Severability. Any provision of this Release which is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Release, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

(g)Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, and it will not be necessary in making proof of this Release or the terms of this Release to produce or account for more than one of such counterparts. All counterparts shall constitute one and the same instrument. Each party may execute this Release via a facsimile (or transmission of a PDF file) of a counterpart of this Release. In addition, facsimile or PDF signatures of authorized signatories of any party shall be valid and binding and delivery of a facsimile or PDF signature by any party shall constitute due execution and delivery of this Release.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Release as of the date first set forth above.

“EXECUTIVE”

Christine Scappa

Schedule A to Release Acknowledgment and Waiver
I, Christine Scappa, hereby acknowledge that I was given twenty-one (21) days to consider the foregoing Release and voluntarily chose to sign the Release prior to the expiration of the twenty-one (21)-day period.

I declare under penalty of perjury under the laws of the State of Virginia that the foregoing is true and correct.

EXECUTED as of [    ], at [    ].

Christine Scappa